Exhibit 10.4

2016 Annual Incentive Plan

Plan Summary

Annual Incentive Plan

Introduction and Objective

Cambridge Trust’s Annual Incentive Plan is designed to recognize and reward management for their collective contributions to the Bank’s success.   The Plan focuses on financial measures that are critical to the Bank’s growth and profitability. Individually and collectively, we all have the ability to influence and drive our success.   When Cambridge Trust succeeds, our employees will succeed. This document summarizes the elements and features of the Plan.

In short, the objectives of the Incentive Plan are to:

•	Focus executive attention on key business metrics.
•	Align pay with organizational and individual performance.
•	Encourage teamwork and collaboration across all areas of the Bank. Our collective contributions will drive improved business results.
•	Motivate and reward the achievement of specific and measurable performance objectives.
•	Provide competitive total cash compensation.
•	Provide significant reward for achieving and exceeding performance results.
•	Enable the Bank to attract and retain the talent needed to drive success.

Eligibility

•	Eligibility will be limited to positions that have a significant impact on the success of the organization.
•	Employees must be employed by July 1 of the plan year in order to be eligible for that year’s incentive. New employees hired after July 1 will receive pro-rated awards based on their date of hire.
•

Participants must be an active employee as of the last day of the measurement period to receive an award, unless they terminate due to death or disability (as determined by the company).  Individuals who terminate for these reasons during the plan year will receive a pro- rated award as further explained in the Terms and Conditions of this plan.

Performance Period

The performance period and plan operates on a calendar year basis (January 1 – December 31). Actual payout awards are made in cash following year-end after Cambridge Trust’s financial results and performance are known.

Incentive Payout Opportunity

Each participant will have a target incentive opportunity based on his/her role.  The target incentive will  reflect  a  percentage  of  base  salary  and  be  determined  consistent  with  competitive  market practices. Actual awards will vary based on achievement of specific goals.  The opportunity reflects a range of potential awards.  Actual awards may range from 0% of target (for not achieving threshold performance) to 150% of target (for stretch performance).

The table below summarizes the incentive ranges for the 2016 Plan year.

2016 Short - Term Incentive Targets
Role	Below Threshold	Threshold (50% of Target)	Target (100%)	Stretch (150% of Target)
President & Chief Executive Officer	0%	30%	60%	90%
EVP, Wealth Management	0%	25%	50%	75%
EVP, Chief Information Officer	0%	20%	40%	60%
EVP, Chief Financial Officer EVP, Chief Lending Officer EVP, Consumer Banking Director SVP, Chief Investment Officer	0%	17.5%	35%	52.5%
SVP, Human Resources SVP, Marketing	0%	15%	30%	45%

Incentive Plan Measures

Each participant will have predefined performance goals that will determine his/her annual incentive award.  There are two performance categories:  Bank and Individual.  The table below provides guidelines for the allocation of participant’s incentives for each performance component.   The specific allocation of goals will be weighted to reflect the focus and contribution for each role/level in the Bank. Weightings for each performance goal will be determined for each participant at the beginning of each plan year.

Position	Bank Performance	Individual Performance
CEO / President – Sheahan	75%	25%
EVP, Wealth Management - Duca	25%	75%
EVP, CIO - Burrow	70%	30%
EVP / SVP’s - Millane, Johnson, Spencer	40%	60%
EVP/ SVPs – Staff (Briand, Rietheimer, Siegrist)	60%	40%

Plan Trigger:   In order for the Annual Incentive Plan to ‘activate’, Cambridge Trust must achieve at least 50% of its targeted operating income before securities gains and losses.  If the Bank does not meet this level, the plan will only pay awards at the Committee’s discretion.

Bank Performance

The Bank performance goals for 2016 are Return on Equity and Pre-tax Operating Income.  Return on equity (after tax) will be assessed relative to Cambridge Trust’s performance as compared to the 75th percentile performance of its peer index at the end of the plan year. The peer index is defined as Commercial Banks with assets $500M - $5B, located in the Northeast (CT, MA, ME, NH, NJ, NY, PA,

RI and VT) and traded on NYSE, NASDAQ, and OTCBB. The operating income goal will be tied to Cambridge Trust’s fiscal year budget and reflects operating income prior to security gains/losses and taxes.

The table below shows the specific performance goal at threshold, budget and stretch for 2016. A minimum achievement of threshold level performance is required for the plan to pay for each component.

Bank Performance	2016 Performance Goals
Measures	Threshold	Target	Stretch
Return on Equity (after tax)	80% of 75th Percentile of Peer Index Performance	75th Percentile of Peer Index Performance	120% of 75th Percentile of Peer Index Performance
Operating Income (before security gains/ losses and taxes)	TBD	Per Budget	TBD

Individual Performance

In addition to the Bank performance, participants will have individual goals (up to 5 key objectives) that will focus on either department/team performance (e.g. lending growth, deposit growth) and/or individual performance. The mix of these goals will vary by role.     Where possible, performance targets and ranges for each measure will be set at the beginning of the plan year.  If performance-to-goal cannot be quantified, Committee discretion will be used to evaluate goal attainment as follows:

Performance	Did not Achieve	Partially Achieved	Fully Achieved	Clearly Exceeded
Award as % of Target	0% to 25%	25% to 90%	90% to 110%	115% to 150%

Discretion within performance zones will allow for the quality of the result and the impact of external circumstances on performance.  For example, if the CEO made great progress toward goal attainment under difficult circumstances, he might receive an award of 85%, even though the goal was not reached.  The same CEO progress toward goal attainment reached under favorable circumstances might only result in a 30% award.

Payouts

Payouts will be made in cash as soon as possible after the closing of Bank financials each year. Awards are calculated based on actual performance relative to target. For Bank goals, achieving threshold performance will pay out at 50% of target incentive, target performance will pay out 100% of target, and stretch performance will pay out at 150% of target incentive. Performance below threshold will result in a 0% payout. Actual payouts for each performance goal will be pro-rated between threshold, target and stretch levels to reward incremental improvement. Payouts are assessed by component such that one goal may achieve stretch and another may achieve only threshold for individual goals, the range of payout will be 0% - 150% in accordance with the payout grid above.  .

Illustration

The table below is an illustration of a simple plan design for a SVP (Tier 4) with a base salary of $150,000 and an incentive target of 30% of base salary ($45,000). Goals and weightings are for illustration purposes only. This example assumes that Cambridge Trust’s Peer Index performance at the 75th percentile (i.e. target performance goal) was 11%.

Participant Goals				Performance and Payout
Performance Measure	Performance Goal threshold/target/stretch	Weight	$	Actual Performance	Payout Allocation (0% - 150%)	Payout ($)
ROE (after tax)	8.8% / 11% / 13.2%	25%	$11,250	8.8%	50%	$5,625
Operating Income	$13.3M / $16.6M / $19.9M	25%	$11,250	$16.6M	100%	$11,250
Individual performance goal #1	TBD	35%	$15,750	Stretch	150%	$23,625
Individual Performance goals #2	TBD	15%	$6,750	Below Threshold	0%	$0
TOTAL		100%	$45,000	90% payout		$40,500

This participant’s payout of $40,500 is 90% of target. The payout reflects Cambridge Trust’s ROE performance at “threshold”, Operating Income at target and one Individual goal at stretch and another that was not achieved.

Terms and Conditions

Effective Date

This Program is effective January 1, 2016 to reflect plan year January 1, 2016 to December 31, 2016. The Plan is reviewed annually by the Bank’s Compensation Committee and Executive Management to ensure proper alignment with the Bank’s business objectives. Cambridge Trust retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Incentive Plan will remain in effect until December 31, 2016.

Program Administration

The Plan is authorized by the Compensation Committee, which reports to the Board of Directors.  The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee will be final and binding on all participants.

Program Changes or Discontinuance

Cambridge  Trust  has  developed  the  plan  based  on  existing  business,  market  and  economic conditions. If substantial changes occur that affect these conditions, Cambridge Trust may add to, amend, modify or discontinue any of the terms or conditions of the plan at any time.

The Compensation Committee and Board of Director also have the ability to adjust/modify or cancel plan payouts to reflect results from regulatory and/or safety and soundness exams.

The Compensation Committee may, at its sole discretion, waive, change or amend the Plan, as it deems appropriate.

Incentive Award Payments

Awards will be paid as a cash bonus before the end of the first quarter following the Plan year. Awards will be paid out as a percentage of a participant’s base salary earned during the year as of December 31 for a given calendar year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of Cambridge Trust. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between Cambridge Trust or the CEO and the participant or any other person. Nothing herein will be construed to require Cambridge Trust or the CEO to maintain any fund or to segregate any amount for a participant’s benefit.

New Hires, Promotions, and Transfers

Participants who are not employed by Cambridge Trust as of July 1 of the Plan year will receive a pro rata incentive award based on their length of employment during a given year.

A participant whose work schedule changes during the Plan year will be eligible for prorated treatment that reflects his/her time in the different schedules.

If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target incentive award on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment

If a Plan participant is terminated by the Bank prior to award payouts, no incentive award will be paid. To encourage employees to remain in the employment of Cambridge Trust, a participant must be an active employee of the Bank at the time of the award. (See exceptions for death and disability.)

Retirement, Disability and Death

Individuals who will be retiring must be an active employee as of December 31 of the plan year in order to receive a payout. If an employee retires prior to this date, the individual will not receive an award. For the purposes of this plan, retirement is defined as age 65; consistent with guidelines established in Cambridge Trust’s existing retirement plan(s).

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long- term disability, his/her bonus award for the Plan period shall be prorated so that no award will be earned during the period of long-term disability.

In the event of death, Cambridge Trust will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Board of Directors will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Clawback

In  the  event  that  Cambridge  Trust  is  required  to  prepare  an  accounting  restatement  due  to  a significant error, omission or fraud (as determined by the members of the Board of Trustees), each executive officer who is considered a member of “Senior Management” shall reimburse the Bank for part or the entire incentive award made to such executive officer on the basis of having met or exceeded specific targets for performance periods. For purposes of this policy, (i) the term “incentive awards” means awards under the Bank’s Annual Incentive Plan (AIP), the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Bank; and (ii) the term “Senior Management” means employees in SVP roles and above who are eligible to participate in the Bank’s Annual Incentive Plan (AIP). The Bank may seek to reclaim incentives within a three-year period of the incentive payout, even if the participant has terminated.

Miscellaneous

The Plan will not  be deemed to give any participant the right to be retained in the employ of Cambridge Trust, nor will the Plan interfere with the right of Cambridge Trust to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and Cambridge Trust is one of at-will employment. The Plan does not alter the relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Massachusetts.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan is proprietary and confidential to Cambridge Trust and its employees and should not be shared outside the organization.